EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between Rapid Therapeutic Science Laboratories, Inc., a Nevada corporation (the “Company”), and Ryan Johnson, an individual (“Employee”) and shall be effective as of December 1, 2020 (the “Effective Date”).

RECITALS:

In conjunction with the Company’s acquisition of certain assets from Razor Jacket, LLC, an Oregon limited liability company, Frank Gill and Ryan Johnson, the Company desires to employ Employee, and Employee desires to be employed by the Company, on the terms and conditions hereinafter provided. Employee understands and acknowledges that, notwithstanding the terms of this Agreement, Employee’s employment with the Company constitutes “at-will” employment.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

Section 1. Term of Employment.

Subject to earlier termination in accordance with this Agreement, this Agreement will remain in effect for a period of 1 year from the Effective Date (the “Initial Term”).  Provided that this Agreement has not been terminated prior to the expiration of the Initial Term in accordance with the terms contained herein, subsequent to such time, Employee’s employment hereunder shall be automatically continued for an additional term of one (1) year (the “Secondary Term”) unless written notice of non-renewal is given by either party no less than 60 days prior to the end of the Initial Term (an “Initial Non-Renewal”).  Thereafter, and provided that this Agreement has not been terminated prior to the expiration of the Secondary Term in accordance with the terms contained herein, subsequent to such time, Employee’s employment hereunder shall be automatically continued for successive additional terms of one (1) year each unless written notice of non-renewal is given by either party no less than 60 days prior to the end of the Secondary Term or any additional term, as applicable (an “Extension Term Non-Renewal”, and together with the Initial Non-Renewal, a “Non-Renewal”). The period of Employee’s employment hereunder from the Effective Date until the Termination Date (as defined below), shall be referred to herein as the “Employment Period” or the “Term”.

Section 2. Responsibilities of Employee.

(a)During the Employment Period, Employee shall serve as Chief Operating Officer of the Company, in a non-executive role.  Employee shall report directly to CEO at his sole discretion.

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(i)Employee’s duties shall be determined by the CEO and approved by the Board of Directors of the Company (the “Board”); and

(ii)All other such duties as may be assigned from time to time by the CEO.

Upon approval by the Board, Employee shall undertake and assume the responsibility of performing for and on behalf of the Company any and all of the above duties and shall have all other duties, functions, responsibilities and authority commensurate with such office as are from time to time delegated to Employee by the Management of the Company.

(b)Except for activities permitted in connection with the investments and activities set forth in this Section 2(b), and 7(b) below, during the Employment Period, Employee shall devote his full time, skill, and attention and his best efforts during normal business hours to the business and affairs of the Company to the extent necessary to discharge faithfully and efficiently the duties and responsibilities delegated and assigned to Employee herein or pursuant hereto, except for usual, ordinary, and customary periods of vacation and absence due to illness or other disability, and shall not be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit, or other pecuniary advantage; provided, however, that Employee may:

(i)serve or continue to serve in any capacity with any not-for-profit business or professional organization, association, or entity,

(ii)serve on the board of directors or comparable governing body of any business entity located in the same community as the Company’s headquarters and not engaged in a business or activity competitive with the business of the Company or any of its subsidiaries or Affiliates; and

(iii)deliver lectures, fulfill speaking engagements, or teach at educational institutions, so long as all activities conducted by Employee pursuant to clauses (i) through (iii) of this proviso do not unreasonably interfere with the performance and fulfillment of Employee’s duties and responsibilities as an Employee of the Company in accordance with this Agreement and are not in violation of then non-competition provisions of Section 7 of this Agreement. In the case of the activities described in clause (iii) of this proviso, Employee will give the Board at least ten (10) days prior notice of his intention to engage in any such activity, such notice to describe briefly the activities in which Employee proposes to be engaged.

For the purposes of this Agreement, “Affiliate” means (x) any Person directly or indirectly controlling, controlled by or under common control with another Person, or (y) any manager, director, officer, partner or employee of a Person; a Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to

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direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract, or otherwise; and “Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or governmental authority.

(c)All services that Employee may render to the Company or any of its subsidiaries or Affiliates in any capacity during the Employment Period shall be deemed to be services required by this Agreement and consideration for the compensation provided for herein.

Section 3. Compensation.

(a)As compensation for the services to be rendered by Employee for the Company under this Agreement, the Company shall pay Employee during the Employment Period an annual salary of $175,000.00 (“Base Pay”).  Further, this Base Pay may be adjusted upward by the Management of the Company, in its sole discretion, from time to time.  Such Base Pay shall be earned and payable periodically in equal installments in accordance with the Company’s normal payroll practices, including applicable deductions and withholdings.  Base Pay will be subject to annual review pursuant to the Company’s normal review policy for other similarly situated Employees of the Company and any changes in Base Pay will be communicated in writing to Employee.

(b)With respect to stock options, if any, the Company may issue to Employee Stock Options (“Stock Options”) exercisable, on a cash and/or cashless basis, in an amount determined by the Board under any Stock Incentive or Equity Incentive Plan (the “Stock Plan”).  Any unexercised vested options shall terminate within 30 days of Employee leaving the Company, unless otherwise set forth in an award.

(c)At the sole discretion of the Management of the Company and/or the Board, the Employee may earn additional stock options and cash bonuses.  These additional benefits will be subject to all applicable deductions and withholdings at the discretion of the Management of the Company.

(d)Employee shall receive compensation in addition to his Base Pay of 3% of all net sales generated directly from his actions, to the extent the Company makes a cash basis profit (non-cash expenses shall not be included in this calculation), wherein such net sales shall be calculated as gross revenue less cost of goods sold as calculated by the Company’s CFO and approved by the Board, less any chargebacks, refunds, returns, recalls or similar transactions from prior periods. Such additional compensation shall be paid quarterly after the close of the Company’s quarterly or annual report and shall be based upon the Company’s audited financials.

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Section 4.  Expenses.

The Company will advance, pay or reimburse Employee, in accordance with the regular policies of the Company, for all pre-approved reasonable and necessary business expenses incurred by Employee in furtherance of or in connection with performing his obligations under this Agreement during the Term and consistent with the Company’s annual budget.  Such expenses shall be reimbursed to the extent they are incurred and accounted for in accordance with the policies and practices of the Company as in effect from time to time. At all times the CEO shall preapprove expenses.

Section 5. Vacation and Other Benefits.

(a)During the Employment Period, Employee shall be entitled to three (3) weeks of paid vacation during each twelve-month period, commencing during the calendar year beginning January 1, 2021.  These three (3) weeks shall vest equally over a 12-month period.  Employee shall also be entitled to all paid holidays given by the Company to its employees.  Employee agrees to utilize his vacation at such time or times as are:

(i)consistent with the proper performance of his duties and responsibilities under this Agreement, and

(ii)mutually convenient for the Company and Employee.

Employee agrees only one (1) week of unused vacation shall carry forward from year to year and all other unused vacation shall expire and be lost.

(b)During the Employment Period, Employee shall be entitled to participate in all employee welfare benefit plans, programs, and arrangements provided by the Company from time to time to its employees generally, subject to and on a basis consistent with the terms, conditions, and overall administration (including eligibility and vesting requirements) of such plans, programs, and arrangements.  Such plans may include health, dental, retirement or other such programs which may be to the benefit of the Company’s employees. Notwithstanding the provisions of this Section 5(b), the Company shall not be obligated to make any specific plans, programs or arrangements available to employees.

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Section 6. Business Opportunities and Intellectual Property.

(a)During the Employment Period, Employee shall promptly disclose to the Company all Business Opportunities and Intellectual Property (each as defined herein) Employee becomes aware in any way related to the Company.

(b)Employee hereby assigns and agrees to assign to the Company, its successors, assigns or designees, all of Employee’s right, title and interest in and to all Business Opportunities and Intellectual Property, and further acknowledges and agrees that all Business Opportunities and Intellectual Property constitute the exclusive property of the Company. This includes any Intellectual Property developed by Employee for Razor Jacket, LLC, related to the manufacturing of isolates or terpenes from cannabinoids.

(c)For purposes hereof, “Business Opportunities” shall mean all current and future business ideas, prospects, proposals or other opportunities pertaining to hemp isolate or terpene business and related aerosol use (aerosol use shall also include prescription and non-prescription delivery of non-hemp related medications and supplements), including, but not limited to the development of isolates or terpenes from L. Sativa or other hemp sub-species and used in aerosol and all other forms of routes of administrations, including, but not limited to oral, nasal, patches and dry powder, which are:

(i)developed by Employee:

(A)during the Employment Period; or

(B)before the Employment Period, but only to the extent:

1.Employee’s rights thereto do not conflict or frustrate the Company’s purchase of Assets of Razor Jacket, LLC;

2.it would not breach any duty or obligation of Employee to a third-party during such period (other than Razor Jacket, LLC); and

3.It does not pertain to the Hemp or Aerosol Business interest; or

(ii)originated by any third party and brought to the attention of Employee:

(A)during the Employment Period; or

(B)before the Employment Period, but only to the extent

1.Employee’s rights thereto do not conflict or frustrate the Company’s purchase of Assets from Razor Jacket, LLC;

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2.it would not breach any duty or obligation of Employee to a third-party during such period (other than Razor Jacket, LLC);

3.it does not pertain to the Hemp or Aerosol Business; or

4.it does not constitute, and/or is not included in, a Business Record (as defined herein).

(d)For purposes hereof “Intellectual Property” shall mean all ideas, inventions, discoveries, processes, designs, methods, modifications, substances, articles, computer programs and improvements relating to the Hemp or Aerosol Business (including, without limitation, enhancements to or further interpretation or processing of such information), whether or not patentable or copyrightable, which do not fall within the definition of Business Opportunities, which are discovered, conceived, invented, created or developed by Employee, alone or with others:

(i)during the Employment Period if such discovery, conception, invention, creation, or development:

(A)occurs in the course of Employee’s employment with the Company;

(B)occurs with the use of any of the Company’s time, materials, facilities or other assets; or

(C)in the opinion of the Board, relates or pertains in any way to the Company’s purposes, activities or affairs, or

(ii)before the Employment Period, but only to the extent:

(A)of Employee’s rights thereto;

(B)it would not breach any duty or obligation of Employee to a third-party during such period (except to Razor Jacket, LLC); and

(C)it does not pertain to the Hemp or Aerosol Business.

(e)In addition to the foregoing assignment of the Intellectual Property to the Company, Employee hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Intellectual Property; and (ii) any and all “Moral Rights” (as defined below) that Employee may have in or with respect to any Intellectual Property. Employee also hereby forever waives and agrees

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never to assert any and all Moral Rights Employee may have in or with respect to any Intellectual Property, even after termination of Employee’s work on behalf of the Company. “Moral Rights” means any rights to claim authorship of any Intellectual Property, to object to or prevent the modification of any Inventions, or to withdraw from circulation or control the publication or distribution of any Intellectual Property, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

Section 7. Restrictive Covenants.

(a)Non-Disclosure. Employee acknowledges that the services he is to render in the course of his employment by the Company are of a special and unusual character with unique value to the Company. Employee further acknowledges that during the Employment Period, the Company has agreed to provide him, as one of its employees, special training and knowledge, Business Opportunities, intellectual property, Trade Secrets and Confidential Information (as defined herein).  Employee further acknowledges that the Company has agreed to provide him access to, and simultaneous to the execution of this Agreement he shall receive from the Company, certain Confidential Information (as defined herein). Employee covenants and agrees that he will not at any time, either during or subsequent to his employment, disclose to any third party or directly or indirectly make use of, except for the business of the Company, any special training and knowledge, Business Opportunities, Intellectual Property or Confidential Information received from, or learned as a result of his employment with, the Company or any of its subsidiaries. Ancillary to and in an effort to enforce Employee’s agreement to protect and not to disclose the Company’s or its subsidiaries’ information as set forth in this Section 7, Employee covenants and agrees to the restrictions and obligations set forth in this Section 7.  This subsection is expressly subject to Section 7(f). “Trade Secret” means the Uniform Trade Secrets Act as adopted by the State of Texas under Texas Civil Practices & Remedies Code § 134A.002 which included information, without regard to form, including technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that (i) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of reasonable efforts by the Company to maintain its secrecy.

(b)Non-Competition During Employment.  In consideration for Employee’s agreement under Sections 7(b) and (c), Employee shall receive $1,000.00 per year above his Base Pay which shall be earned and payable periodically in equal installments in accordance with the Company’s normal payroll practices, including applicable deductions and withholdings, plus the Company shall

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disclose to Employee proprietary information he does not currently have access to and which is not public information including, but not limited to, information about aerosol pMDI, MDI and dry powder manufacturing.  This subsection and following subparts are expressly subject to Section 7(f).

(i)Except for services related to the activities and interest described on Schedule 7(b), during the Employment Period, Employee shall not directly or indirectly be employed by or render advisory, consulting or other services in connection with any business enterprise or person, other than the Company, that is engaged in activities related to the Hemp or Aerosol Business.

(ii)Except for services related to the activities and interest described on Schedule 7(b), during the Employment Period, Employee shall not, directly or indirectly, in any capacity (including, without limitation, as a proprietor, investor, director or officer or in any other individual or representative capacity), be financially interested in or engage in the Hemp or Aerosol Business other than through the Company.

(iii)Except for services related to the activities and interest described on Schedule 7(b), during the Employment Period, all investments made by Employee (whether in his own name or in the name of any Family Member or made by any of Employee’s Affiliates), which relate to the Hemp or Aerosol Business shall be made solely through the Company; and Employee will not (directly or indirectly through any Family Member) in any capacity (including alone, as a member, partner, joint venture, equity holder, lender or in any other capacity), and will not permit any of his Affiliates to:

(A)invest or otherwise participate alongside the Company in any Business Opportunities; or

(B)invest or otherwise participate in any business or activity relating to a Business Opportunity, regardless of whether the Company ultimately participates in such business or activity.

“Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the Employee) control the management of assets, and any other entity in which one or more of these persons (or the Employee) own more than fifty percent of the voting interests.

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(c)Non-Competition After Employment. Except as related to the interests described on Schedule 7(b), upon termination of Employee’s employment by the Company pursuant to Sections 8(b) or 8(c), or by Employee without Good Reason, Employee agrees that for a period commencing upon the date of termination of Employee’s employment hereunder (the “Termination Date”) and ending upon the later to occur of:

(i)the second anniversary of the Termination Date; or

(ii)the third anniversary of the date hereof, Employee shall not, directly or indirectly (including, without limitation, as a proprietor, investor, director or officer or in any other individual or representative capacity)

(A)own, acquire, or solicit the acquisition of, or assist any other person to own, acquire or solicit the acquisition of, any Hemp or Aerosol Business; or

(B)engage in or assist any other person to engage in the Hemp or Aerosol Business.

This subsection is expressly subject to Section 7(f).

As used in this Section 7, the term:

(i)“Hemp or Aerosol Business” means all: activities related to genetics, growing, producing, gathering, transporting, storing, processing, extracting, distilling, creating, distribution, manufacturing of marketing of any legal hemp products including but not limited to, crude, distillate, isolate, terpenes, pMDI, MDI or Dry Powder Inhalers as well as other routes of administration of hemp products such as oral, nasal, dermal, vape or injection.

(d)During the Employment Period and thereafter, Employee will not disclose to any third party directly or indirectly or indirectly make use of, except for the business of the Company, any Confidential Information. For purposes of this Section 7, it is agreed that “Confidential Information” means (a) any and all Trade Secrets of the Company under the Uniform Trade Secrets Act as adopted by the State of Texas under Texas Civil Practices & Remedies Code § 134A.002, or otherwise; (b) the identities of all suppliers and customers and their employees and their contact information, and (c) any and all confidential, proprietary or trade secret information of the Company or an affiliate not within the public domain, whether disclosed, directly or indirectly, verbally, in writing (including electronically) or by any other means in tangible or intangible form, including that which is conceived or developed by the Employee, applicable to or in any way related to: (i) the present or future business activities, products and services, and customers of the Company or its affiliates; (ii) the research and development of the Company or its affiliates; or (iii) the business of any client or vendor of the

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Company or its affiliates. Such Confidential Information includes the following property or information of the Company or its affiliates, by way of example and without limitation, trade secrets, processes, formulas, data, program documentation, customer lists, designs, drawings, algorithms, source code, object code, know-how, improvements, inventions, licenses, techniques, all plans or strategies for marketing, development and pricing, business plans, financial statements, profit margins and all information concerning existing or potential clients, suppliers or vendors. Confidential Information of the Company also means all similar information disclosed to any member of the Company by third parties that is subject to confidentiality obligations. For purposes of this Section 7, it is agreed that Confidential Information includes, without limitation, any information heretofore acquired or acquired during the term hereof, developed or used by the Company relating to Business Opportunities or Intellectual Property or other research, economic, financial or management aspects of the business, operations, properties or developments of the Company whether oral or in written form in a Business Record (as defined in Section 7(g) below). Notwithstanding the foregoing, no information of the Company will be deemed confidential for the purposes of this Section 7(d) if such information is or becomes public knowledge through no wrongful act of Employee or was previously known by Employee prior to entering into this Agreement, with the exception of Trade Secrets and has not been utilized by the Company, provided further that all Intellectual Property acquired by Company from Razor Jacket, LLC shall be deemed Confidential Information hereunder.  This subsection is expressly subject to Section 7(f).

(e)Non-Solicitation. Except in the event of the termination of Employee’s employment by Employee for Good Reason, during the period commencing upon the Termination Date and ending upon the later to occur of:

(i)the first anniversary of the Termination Date, or

(ii)the third anniversary of the date hereof, Employee may not:

(A)solicit, raid, entice or induce, directly or indirectly, any employee (or person who was previously an employee within one (1) year of the Termination Date) of the Company (other than secretarial or similarly-positioned personnel) or any other person who is under contract with or rendering services to the Company in an employee-like capacity, to:

1.terminate his employment by, or contractual relationship with, the Company;

2.refrain from extending or renewing the same (upon the same or new terms);

3.refrain from rendering services to or for the Company;

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4.become employed by or to enter into contractual relations with any persons other than the Company; or

5.enter into a relationship with a competitor of the Company; or

(B)divert or attempt to divert, any person, concern or entity from doing business with the Company, or attempt to induce any such person, concern or entity to cease being a customer or supplier of the Company. Notwithstanding any other provision of this Agreement.

This subsection is expressly subject to Section 7(f).

(f)Remedies for Breach and Injunctive Relief.  Employee acknowledges and agrees that the services to be rendered by him to the Company as one of its employees are of a special, unique and extraordinary character and, in connection with such services, he will have access to Business Opportunities, Trade Secrets, intellectual property and Confidential Information vital to the Company’s businesses. By reason of this, Employee consents and agrees that if he violates any of the provisions of this Section 7, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise under applicable law, the Company shall be entitled to an injunction restraining Employee from committing or continuing any such violation of this Agreement. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which the Company may show itself justly entitled.  Further, Employee expressly acknowledges and agrees that such injunction may be obtained without notice to Employee or bond and that in the event a court of competent jurisdiction requires a bond, it shall not exceed One Thousand Dollars ($1,000.00).

(g)Return of Business Records. Employee agrees to promptly deliver to the Company, upon the expiration of the Employment Period, or at any other time when the Company so requests, all material relating to the business of the Company, including, without limitation: research files, QMX files, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other materials relating to the business of the Company (in this Section 7, collectively called the “Business Records”), and all copies thereof and therefrom. Employee confirms that all of the Business Records (and all copies thereof and therefrom) that are required to be delivered to the Company pursuant to this Section 7 constitute the property of the Company. The obligation of confidentiality set forth in this Section 7 shall continue notwithstanding

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Employee’s delivery of any such documents to the Company.  This subsection is expressly subject to Section 7(f).

(h)Employee represents and covenants that the execution, delivery and performance by Employee of this Agreement and the services he is to render to the Company as contemplated by this Agreement will not:

(i)be in contravention of or result in any breach or constitute a default under any applicable law, rule, regulation, judgment, license, permit or order or any material loan, note or other agreement or instrument to which Employee is a party or by which he or any of his properties are bound,

(ii)result in the Employee disclosing or utilizing any trade secret or proprietary information or documentation of any Person, or

(iii)violate any confidential relationship which Employee may have had with any Person.

This subsection is expressly subject to Section 7(f).

(i)The existence of any claim or cause of action of Employee against the Company or any officer, manager, or member of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Employee contained in this Section 7. This subsection is expressly subject to Section 7(f). In addition, the provisions of this Section 7 shall continue to be binding upon Employee in accordance with their terms, notwithstanding the termination of Employee’s employment hereunder for any reason.

(j)The parties to this Agreement agree that the limitations contained in this Section 7 with respect to time, geographical area, and scope of activity are reasonable. However, if any court should determine that the time, geographical area, or scope of activity of any restriction contained in this Section 7 is unenforceable, it is the intention of the parties that such restrictive covenants set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

(k)Nothing contained in this Section 7 shall be construed to prohibit Employee from investing in stock or other securities listed on a national securities exchange or actively traded in the over-the-counter market of any corporation or other entity engaged in a business or activity competitive with the business of the Company or any of its subsidiaries, provided that Employee, his Family Members and each of their respective Affiliates shall not, directly or indirectly, hold more than a total of three percent (3%) of all such shares of stock or other securities issued and outstanding, and provided further that Employee shall not perform any services on behalf of, or in the operation of the affairs of, such corporation or other entity.

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(l)During any period in which Employee is in breach of any of the covenants set forth in this Section 7, the time period with respect to such covenant shall be extended for an amount of time that Employee is in breach thereof.

Section 8. Termination of Employment.

(a)Employee’s employment hereunder shall terminate automatically upon his death.

(b)If the Company determines in good faith that the Disability (as defined herein) of Employee has occurred during the Employment Period, the Company may notify Employee of the Company’s intention to terminate Employee’s employment hereunder for Disability. In such event, Employee’s employment hereunder shall terminate effective on the fifth day following the date such notice of termination is given to Employee. For purposes of this Agreement, the “Disability” of Employee shall be deemed to have occurred if Employee shall have been unable to perform his essential duties hereunder for a period consisting of 90 continuous days within any given period of 365 consecutive days, (excluding any leaves of absence approved by the Board and the number of days of accrued vacation of Employee) as a result of his physical or mental incapacity; provided that, if Employee has a physical or mental impairment that substantially limits one or more major life activities, as defined under the Americans with Disabilities Act, the Company may extend the 90-day period to reasonably accommodate Employee’s impairment.

(c)The Company may terminate Employee’s employment hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean any of the following:

(i)the failure of Employee to substantially perform his duties as an employee after demand for substantial performance is delivered by the Company to Employee that specifically identifies the manner in which the Company believes that Employee has not substantially performed his duties including, but not limited to, failure to appear for work at normal business hours on non-national holiday or vacation days;

(ii)the failure of Employee to comply in any material respect with any written or oral direction of the CEO which reasonably relates to the performance of his duties that he is physically able to perform and which would not require him to perform an illegal act or breach any agreement to which the Company is a party;

(iii)the commission by Employee of any criminal act that constitutes a felony or involves fraud, dishonesty, or moral turpitude (as determined by the reasonable determination of the Board);

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(iv)Employee’s failure to render the services to the Company as contemplated under this Agreement as a result of alcohol or drug abuse (as determined by the reasonable determination of the Board);

(v)the willful, material violation by Employee of any employer policies of the Company or its Affiliates that the employee has signed or corporate policies to which the Employee has been given notice of and to which all other employees are subject; or

(vi)the material breach by Employee of any of his material covenants and agreements contained in this Agreement, including but not limited to non-disclosure as set forth in Section 7(a) and non-compete as set forth in Section 7(b).

With respect to clauses (i), (ii), and (iv), Cause shall only exist if Employee fails to cure such matter within ten (10) business days after receiving written notice from the Company.

(d)Employee may terminate his employment hereunder at any time for Good Reason or without Good Reason upon thirty (30) days advance notice to the Company. For purposes of this Agreement, “Good Reason” means:

(i)the Company’s failure to timely pay any compensation due to Employee under this Agreement, including failure to provide any stock or stock options due under Section 3, if any;

(ii)a reduction in Employee’s compensation without Employee’s written consent;

(iii)the Company’s failure to timely provide resources necessary for the Employee to perform his duties under this agreement, other than (i) a purely monetary failure with respect to an amount less than $5,000, (ii) a failure within Employee’s control or (iii) an isolated, insubstantial or inadvertent failure that is not taken in bad faith and is remedied by the Company within 15 days after receipt of written notice thereof from the Employee; or

(iv)any action by the Company, except as required by law or applicable government regulations, which is specific to the Employee that would or does adversely affect Employee’s ability to perform his duties, or participation in bonus or incentive plans or the Other Benefits.

Notwithstanding anything herein to the contrary, Good Reason shall exist only if the Company fails to cure the matter described in clauses (i), (ii), (iii), and (iv) of this Section 8(d) within 30 days after written notice from Employee.

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(e)The Company may terminate the Employee’s employment hereunder at any time without Cause.

(f)This Agreement shall terminate in connection with a Non-Renewal.

(g)In the event of the termination of Employee’s employment hereunder (for any reason other than the death of Employee), Employee agrees that if at such time he is a manager or officer of the Company or any of its subsidiaries, or a member of the Board, he will promptly deliver to the Company his written resignation from all such positions, such resignation to be effective as of the date of termination.

Section 9. Obligations of Company Upon Termination of Employment.

(a)If Employee’s employment hereunder is terminated pursuant to Sections 8(a), 8(b) or 8(c), or if Employee terminates his employment without Good Reason, or if this Agreement shall terminate as a result of a Non-Renewal, the Company shall pay to Employee, or his estate, trust or similar Person if applicable, on the sixth (6th) day following the Termination Date or the next regularly scheduled payday of the Company following the Termination Date, whichever is later, (i) any accrued but unpaid Base Salary provided for in Section 3 hereof for services rendered through the Termination Date, (ii) any accrued but unpaid expenses required to be reimbursed under Section 4 (iii) any vacation accrued to the Termination Date (based on a value per accrued vacation day, of the Base Pay divided by 260) and (d) any commissions on any then existing orders related to Section 3(d).

(b)If Employee’s employment hereunder is terminated (x) by the Company for any reason other than (A) for death, (B) Disability, (C) Non-Renewal, or (D) pursuant to Section 8(c), with Cause, or (E) by Employee for Good Reason, the Company shall pay to Employee:

(i)on the sixth (6th) day following the Termination Date or the next regularly scheduled payday of the Company following the Termination Date, respectively;

(A)any accrued but unpaid Base Salary and any commissions on any then existing orders related to Section 3(d).provided for in Section 3 hereof for services rendered through the Termination Date;

(B)any accrued but unpaid expenses required to be reimbursed under Section 4; and

(C)any vacation accrued to the Termination Date (based on a value per accrued vacation day, of the Base Pay divided by 260), and

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(ii)severance pay in an amount equal to twelve months of Employee’s Base Pay pursuant to Section 3. Payments shall be payable in equal monthly installments beginning on the last day of the first month following the Termination Date; provided, however, that none of the benefits payable under Section 9(b)(ii) will be payable unless, and the obligation to pay any severance pursuant to Section 9(b)(ii) shall not accrue until, the Employee has signed and delivered an executed general release, which has become irrevocable, satisfactory to the Company in its reasonable discretion, releasing the Company and its Affiliates and their respective officers, directors, managers, members, partners and employees from any and all claims or potential claims arising from or related to the Employee’s employment or termination of employment.

(iii)For the avoidance of doubt, if Employee is terminated without Cause or Employee terminates his employment for Good Reason (or any of the other reasons for which payment is required to be made under Section 9(b)(ii), and thereafter Employee engages in the activities that are within the scope of the restrictions described in Section 7, Employee shall not be entitled to the severance payment described in clause (ii) of this Section 9(b).

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Section 10. Withholding Taxes.

The Company shall withhold from any payments to be made to Employee hereunder such amounts (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

Section 11. Attorneys’ Fees and Costs.

In the event there is any litigation between the parties hereto with respect to this Agreement, the prevailing party in such litigation shall be entitled to recover all attorneys’ fees and costs incurred by such party in connection with such litigation.

Section 12. Notices.

All notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that in writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, by electronic transmission, or by facsimile transmission; and a notice, request, or consent given under this Agreement is effective on receipt by the person to receive it.

Section 13. Governing Law, Jurisdiction and Venue and Arbitration.

It is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Texas. At all times venue shall be Dallas or Colling Counties, Texas.

ARBITRATION. IN THE EVENT OF A DISPUTE HEREUNDER, EITHER PARTY MAY AT ITS DISCRETION ELECT BINDING ARBITRATION UNDER THE TEXAS ARBITRATION ACT (THE “ACT”) IN FRONT OF ONE (1) ARBITRATOR. SUCH ARBITRATION SHALL OCCUR THROUGH A DISTRICT COURT UNDER THE ACT OR AT JAMS BY AGREEMENT OF THE PARTIES. THE ARBITRATOR’S SOLE AUTHORITY SHALL BE TO DETERMINE IF A BREACH OF THIS AGREEMENT HAS OCCURRED AND WHAT ACTUAL DAMAGES A PARTY IS ENTITLED TO. THE ARBITRATOR HAS NO OTHER AUTHORITY BUT TO ENTER A TRO OR TEMPORARY OR PERMENANT INJUNCTION TO ENFORCE PROVISIONS OF SECTION 6, 7, OR 8 HEREIN. EITEHR PARTY CAN SEEK INJUNCTIVE RELIEF THROUGH ARBITRATION OR THE DISTRICT COURT IN DALLAS OR COLLIN COUNTIES.

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Section 14. Assistance in Litigation.

During the Employment Period and for a period of four (4) years thereafter, Employee shall, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which the Company, or any of its subsidiaries or Affiliates is, or may become, a party. The Company shall reimburse Employee for

(i)all reasonable, documented out-of-pocket expenses incurred by Employee in rendering such assistance subject to the Company’s reasonable policies regarding the reimbursement of expenses; and

(ii)reasonable compensation for Employee’s time in rendering such assistance if such assistance occurs after the Employment Period.

Section 15. Severability.

The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect to the fullest extent permissible by law. Should any one or more of the provisions of this Agreement be held to be excessive, unreasonable, or otherwise unenforceable, then that provision shall be construed by limiting and reducing it so as to be reasonable and enforceable to the fullest extent compatible with applicable law.

Section 16. Survival.

Neither the expiration nor the termination of the term of Employee’s employment hereunder shall impair the rights or obligations of either party hereto which shall have accrued hereunder prior to such expiration or termination. The provisions of Sections 6, 7, 9, 10, 11, 12, 13, 14, 15 and this Section 16 and the rights and obligations of the parties thereunder, shall survive the expiration or termination of the term of Employee’s employment hereunder.

Section 17. Entire Agreement.

This Agreement, including the schedules attached hereto, contains the entire agreement and understanding by and between the Company and Employee with respect to the employment of Employee, and no representations, promises, agreements, or understandings, written or oral, not contained herein shall be of any force or effect. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or any other time.

Section 18. Modification.

No amendment, alteration or modification to any of the provisions of this Agreement shall be valid unless made in writing and signed by both parties.

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Section 19. Binding Effect; Assignment; No Third Party Benefit.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that the duties and responsibilities of Employee hereunder may not be assumed by, or delegated to, any other person. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

Section 20. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

Section 21. Voluntary Agreement.

Each party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement.

Section 22. Directly or Indirectly.

Where any provision of this Agreement refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, including actions taken by or on behalf of any Affiliate of such person.

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SIGNATURE PAGE - JOHNSON EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, executed this 16th day of November, 2020.

COMPANY:

Rapid Therapeutic Science Laboratories, Inc.

By: /s/ Donal R. Schmidt, Jr.

Donal R. Schmidt, Jr., President and CEO

EMPLOYEE:

Ryan Johnson

By: /s/ Ryan Johnson

Ryan Johnson

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SCHEDULE 7(b)

1.Any and all non-employee activities related to the existing business A-Vant Garden, LLC.

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